Exhibit 10.25

First Supplement to the Long Term Agreement

THIS FIRST SUPPLEMENT TO THE LONG TERM AGREEMENT (this “First Supplement”) is entered into as of this 20th day of October, 2020 by and between LG Chem, Ltd. (“LGC”) and ARRIVAL Elements B.V. (“Arrival”). LGC and Arrival are referred to collectively as the “Parties”.

WITNESSETH:

WHEREAS, LGC and Arrival are parties to the Product Manufacture and Supply Agreement, dated February 20, 2020 (the “MSA”), under which LGC manufactures and supplies to Arrival, and Arrival purchases from LGC, certain [*]1 lithium-ion battery cells (the “Products”);

WHEREAS, LGC and Arrival are further parties to the Long Term Agreement, dated February 20, 2020 (the “LTA”), which sets forth volume, pricing, and other commercial terms applicable to the Products for calendar years 2020 to 2022; and

WHEREAS, the Parties are hereby entering into this First Supplement to memorialize in writing their understandings and agreements with respect to the purchase and supply of the Products for the calendar year 2021.

NOW, THEREFORE, in consideration of the covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.

Scope. For the purposes of this First Supplement, the Products shall mean [*]. Arrival agrees to purchase from LGC, and LGC agrees to manufacture, supply, and sell to Arrival the Products in accordance with the terms and conditions (including those on warranty) of the MSA and the LTA, as hereby supplemented.

2.	2021 Volume Commitment and Price. Arrival agrees to purchase from LGC the Products in the places of origin and quantities provided below for each quarter of the calendar year 2021:

	Q1	Q2	Q3	Q4	Total
[*]	[*]	[*]	[*]	[*]	[*]
[*]		[*]	[*]	[*]	[*]
Total	[*]	[*]	[*]	[*]	[*]

a.

The quarterly volume may be adjusted by mutual agreement of the Parties. In the event LGC fails to supply the quarterly volume agreed by the Parties, LGC shall use its best efforts to deliver the quantity it failed to deliver in the following quarter by using all means available.

b.	The applicable prices for the Products are as follows: [*].

c.

The permitted variance to the foregoing volume is an increase or decrease of [*]. Accordingly, subject to at least five (5) months’ notice prior to the date of delivery, Seller agrees to provide the Products each quarter in the volumes ordered by Arrival up to [*] of the applicable quarterly volumes, and Arrival shall order the Products each quarter in volumes equal to at least [*] of the applicable quarterly volumes, plus the volumes in any variance Arrival elects to purchase.

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[*]” indicates that information has been redacted.

3.

Penalty. If Arrival fails to order the Products from LGC in a volume that is equal to [*] of the 2021 volume commitment as provided in Section 2 of this First Supplement, Arrival shall be deemed to be in default (the difference between [*] of the 2021 volume commitment and the actual volume of the Products ordered during the calendar year 2021 is the “Shortfall Volume”. In the event of any such Shortfall Volume, as LGC’s remedy, Arrival will pay an amount equal to [*] per Product for the Shortfall Volume not ordered. This penalty amount shall be paid in full by Arrival in due course, but no later than March 31, 2022.

4.

Ratification. Except as specifically supplemented by this First Supplement, the MSA and the LTA shall remain in full force and effect in accordance with its terms and conditions and are hereby ratified and confirmed.

5.	Conflict of Terms. In the event of any conflict or inconsistency between the terms of this First Supplement and the terms of the LTA, the terms of this First Supplement shall prevail.

IN WITNESS WHEREOF, the Parties have caused this First Supplement to be executed as of the date first written above.

LG Chem, Ltd.

By:	/s/ Jay Kim
	Name:	Jay Kim
	Title:	Department Leader, Marketing Department 3 IT & New Application Battery Division

ARRIVAL Elements B.V.

By:	/s/ Tim Holbrow
	Name:	Tim Holbrow
	Title:	Director